Exhibit 10

April 11, 2011

Richard W. Gochnauer

Re:	Transition to Retirement

Dear Dick,

This letter follows our discussions regarding your decision to resign from the position of Chief Executive Officer of United Stationers Supply Co. (the “Company”) effective at the 2011 Annual Meeting of Stockholders of United Stationers Inc. (the “Holding Company” and together with the Company, the “Companies”) and to retire from your employment with the Company effective May 31, 2011.

We recognize that you and the Companies are parties to an Executive Employment Agreement dated December 31, 2008 (the “Employment Agreement”), which entitles you to certain benefits upon retirement, subject to the satisfaction of certain conditions. This letter agreement acknowledges and confirms your rights and responsibilities pursuant to the Employment Agreement.

In addition, to promote a smooth transition at the time of your retirement, this letter agreement confirms the details of the transition incentives that you have discussed with the Board of Directors of the Holding Company (the “Board”). In exchange for your giving sufficient advance notice of your retirement, your cooperation during your transition to retirement and thereafter as set forth in this letter agreement, and your agreement to extend the duration of the restrictive covenants set forth in your Employment Agreement, the Board has agreed to approve certain amendments to your outstanding option awards as well as amendments to your outstanding restricted stock and restricted stock unit award agreements, as set forth in more detail below.

Notice; Retirement Date

By your signature below, you give the Companies written notice of your retirement and the termination of your employment effective as of May 31, 2011 (the “Retirement Date”), pursuant to Sections 5(b) and 13 of the Employment Agreement. You and the Companies acknowledge and agree that you are hereby giving notice of your voluntary resignation as an employee of the Companies, effective on the Retirement Date. You will cease to be an employee of the Companies effective as of that date.

One Parkway North Boulevard • Deerfield, Illinois 60015

847/627-7000

Transition Period; Cooperation

During the period between the date of this letter agreement and the Retirement Date (the “Transition Period”), you will continue to devote your full working time and attention to your responsibilities as Chief Executive Officer of the Companies until your resignation from such position and thereafter to such responsibilities as shall be assigned to you by the Board. During the Transition Period, the Board may materially modify your duties, responsibilities, title and authority as the Board deems appropriate in its sole discretion to prepare for your departure, and you acknowledge and agree that any such modification does not and will not constitute Good Reason within the meaning of the Employment Agreement.

During the Transition Period you will be available to the Companies on a full-time basis to provide transition assistance, to complete projects, and to provide such advice, expertise or knowledge with respect to your duties as Chief Executive Officer of the Companies or other matters in which you were involved, as may be requested by the Companies.

While you are employed during the Transition Period, your base salary shall continue at the rate currently in effect, and you will remain eligible to participate in the benefit and perquisite programs generally available to officers of the Companies, subject to the terms and conditions of the applicable programs.

Transition Incentive Benefits Arising under this Letter Agreement

You and the Companies are parties to certain stock option awards dated September 1, 2005 and 2007, restricted stock agreements dated January 1, 2009 and September 1, 2008, 2009 and 2010, and a restricted stock unit agreement dated March 1, 2010 (collectively, the “Agreements”).

In exchange for your promises under this letter agreement, and provided that you comply with all of your obligations under this letter agreement and the Employment Agreement, the Board has agreed to approve the following amendments to the Agreements evidencing your currently outstanding equity-based compensation awards (the “Awards”) listed on Appendix A to this letter agreement:

•

Each Agreement evidencing a stock option Award will be amended to provide that the applicable stock option will remain exercisable to the extent that it was exercisable on the Retirement Date until the three-year anniversary of the Retirement Date, but in no event later than the ten-year anniversary of the grant date of the applicable stock option.

•

Each Agreement evidencing a restricted stock Award will be amended to provide that to the extent the restricted shares subject to the Award have not yet vested as of the Retirement Date, such restricted shares will vest in the amount specified on each of the remaining scheduled vesting dates if the Company satisfies the cumulative earnings per share performance objective for the performance period immediately preceding such scheduled vesting date.

•

Section 3(c) of the Agreement dated March 1, 2010 evidencing a restricted stock unit Award will be amended to provide that the number of restricted stock units that will become vested as of each of the scheduled vesting dates occurring after the Retirement Date will be calculated in accordance with Section 4 of the Agreement without regard to the fact that your employment terminated as of the Retirement Date.

Release

Notwithstanding anything to the contrary in this letter agreement, at the same time that you sign this letter agreement, you shall be required to execute the Companies’ current standard release agreement as a condition to receiving any of the transition incentives provided for in this letter agreement (the “Transition Release”), and no transition incentives provided for in this letter agreement shall be awarded to you unless all applicable consideration and rescission periods for the Transition Release have expired, you have not rescinded the release agreement and you are in compliance with each of the terms and conditions of such release agreement and this letter agreement as of the effective date of the above-described amendments.

Retirement Benefits Arising under the Agreement

You acknowledge and agree that your voluntary resignation results in the termination of your employment by reason of your retirement, within the meaning of Section 5(f) of the Employment Agreement.

Pursuant to the Employment Agreement, upon your retirement you will become eligible to receive your accrued benefits and a lump-sum payment in an amount equal to a pro-rata share of the actual annual bonus award that you would otherwise receive for 2011, plus the additional benefit value that would be payable to you under the Company’s defined benefit retirement plan if you had five (5) additional years of credit for purposes of age, benefit service and vesting, all in accordance with the terms and conditions applicable to Section 5(f) of the Employment Agreement.

Such benefits will be paid to you at the times and in the forms specified in Section 5(f) of the Employment Agreement, provided that you have satisfied the conditions set forth in Section 5(h) at the time of the payments, including without limitation execution of the Companies’ then current standard release agreement (the “Retirement Release”) within the 21-day period following the Retirement Date.

For avoidance of doubt, you acknowledge and agree that if you sign and do not rescind the Retirement Release within the time provided, the payment of your pro rata annual bonus award for 2011 will be made on the later of the date in 2012 that annual bonus payments are made to other participants in the plan or the first regular payroll date of the Company to occur following the date that is six months after the Retirement Date.

You and the Companies mutually understand and agree that your retirement with the Company is voluntary, and that you are not entitled to any benefits under the Employment Agreement, or any other plan or program of the Companies, that are premised upon involuntary termination by the Companies or resignation by you for Good Reason.

Your Ongoing Obligations

You acknowledge and agree that the post-employment obligations imposed upon you by the Employment Agreement, including without limitation the obligations imposed upon you by Section 6 of the Employment Agreement, continue in effect according to their terms.

In addition, in exchange for the consideration you are receiving from the Companies under this letter agreement, you agree that any obligations imposed upon you by Section 6 of the Employment Agreement that would otherwise expire twenty-four (24) months after the end of your employment with the Companies shall survive and be extended for an additional twelve (12) months thereafter, through and including the 36-month period following the Retirement Date, on the same terms as under the Employment Agreement.

In addition to the post-employment obligations imposed upon you by the Employment Agreement and extended pursuant to this letter agreement, you acknowledge and agree that you will continue to be bound by the Company’s Insider Trading Policy, as if you were an insider, until the date that is six months from your Retirement Date.

Also, at the Companies’ reasonable request and upon at least 48 hours’ notice, without further consideration but without expense to you, you will (i) provide complete and truthful information to, and otherwise cooperate fully with, the Companies and any of their respective legal counsel, agents, insurers and representatives in connection with any investigations, litigation or other matters relating to the Companies in which the Companies determine that you may have relevant information, and (ii) for a period of 12 months following your Retirement Date make yourself reasonably available to discuss and consult with the Companies regarding business matters, including without limitation matters with which you were directly and substantially involved while employed by the Companies, and to assist in transitioning your duties as Chief Executive Officer; provided, however, that your obligations under this paragraph will not exceed 20 hours per month. The Companies will reimburse you for reasonable out-of-pocket expenses you incur for services requested under this paragraph.

Early Termination Nothing in this letter agreement shall limit the ability of the Companies to terminate your employment during the Transition Period for Cause within the meaning of the Employment Agreement. Notwithstanding anything to the contrary in this letter agreement, the Company shall have no obligation to provide the benefits arising under this letter agreement if your employment is terminated prior to the end of the Transition Period for Cause.

Please acknowledge your understanding of and agreement to the terms of this letter agreement by signing below.

Sincerely,

/s/ Frederick B. Hegi, Jr. Frederick B. Hegi, Jr.
Chairman of the Board

Accepted by:

/s/ Richard W. Gochnauer
Richard W. Gochnauer

Date: April 11, 2011